EQUIFAX INC.

FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	4th Quarter (Unaudited)		Twelve Months (Unaudited)
	2002	2001 As Reported	2002	2001 As Reported
Revenue	$292.6	$281.9	$1,109.3	$1,139.0

Income from continuing operations:
Operating income before restructuring charge	$94.7	$87.1	$351.3	$314.2
Restructuring charge (1)	—	(60.4)	—	(60.4)

Operating income	94.7	26.7	351.3	253.8
Other income, net	1.5	(0.2)	6.8	(1.2)
Minority interest expense	(0.7)	0.4	(2.0)	(2.2)
Interest expense	(10.7)	(10.8)	(41.2)	(47.8)

Income from continuing operations, pretax	84.8	16.1	314.9	202.6
Provision for income taxes	(33.1)	(7.0)	(123.6)	(85.3)

Income from continuing operations	51.7	9.1	191.3	117.3
Discontinued operations, net of income taxes (2) (3)	(1.8)	—	(13.3)	5.2

Net income	$49.9	$9.1	$178.0	$122.5

Per common share (diluted):
Income from continuing operations	$0.38	$0.07	$1.38	$0.84
Discontinued operations (2) (3)	(0.01)	—	(0.10)	0.04

Net income	$0.36	$0.07	$1.29	$0.88

Average shares outstanding (diluted)	137.5	139.8	138.5	139.0

(1)—In the fourth quarter of 2001, the Company recorded a restructuring charge of $60.4 million ($35.3 million after tax, or $0.25 per share) to align the Company's cost structure following the spin-off of Certegy and to improve results internationally. The charge included approximately $37 million for employee severance and facilities consolidation, and $23 million to write-down several technology investments.

(2)—During the third quarter of 2002, the Company made the decision to exit its commercial business in Spain, and this business is now held for sale. The results of the Spain commercial business, which include an estimated net loss on disposal of $9 million, or $0.07 per share, are classified as Discontinued Operations in 2002. Prior year results were not material.

(3)—In July 2001, the Company completed the spin-off of its Payment Services industry segment ("Certegy") through a tax-free dividend to Equifax shareholders. Accordingly, Certegy's 2001 results and related spin-off costs are classified as Discontinued Operations.

Operating revenue and operating income of the Company's reportable segments for the fourth quarter and first twelve months of 2002 and 2001 are below. The results of the City Directory business sold in the fourth quarter of 2001 are classified as Divested Operations. Goodwill amortization for 2001 has been reclassified from each business segment to a separate line to provide comparability with 2002.

	4th Quarter (Unaudited)		Twelve Months (Unaudited)
Equifax revenue:	2002	2001	2002	2001
North America	$244.4	$218.1	$902.2	$852.4
Europe	30.5	36.0	126.1	141.1
Latin America	17.7	25.5	76.6	106.7
Other	—	2.4	4.4	9.6

Revenue before divested operations	292.6	282.0	1,109.3	1,109.8
Divested Operations	—	—	—	29.2

Total revenue	$292.6	$282.0	$1,109.3	$1,139.0

Equifax operating income:
North America	$97.0	$91.1	$361.6	$340.6
Europe	4.3	2.9	12.7	5.8
Latin America	5.6	7.7	20.3	32.0
Other	—	2.1	4.4	8.9
Corporate Expense	(12.2)	(10.2)	(47.7)	(44.8)

Operating income before divested operations and goodwill amortization	94.7	93.6	351.3	342.5
Divested Operations	—	(0.2)	—	(3.5)
Goodwill Amortization	—	(6.4)	—	(24.8)

Total operating income	$94.7	$87.0	$351.3	$314.2